Exhibit 1
                                                                  Execution Copy

                            Asset Purchase Agreement
                            ------------------------

         This Agreement is made as of March 10, 2000, by and among Lanxide Electronic Components, Inc., a Delaware corporation ("LEC"), DHB Capital Group, Inc., a Delaware corporation ("DHB"), and DMC2 Electronic Components Corporation, a Delaware corporation ("Buyer").

                                    Recitals

         Whereas, LEC conducts the business (the "LEC Business") of designing, developing, manufacturing, producing, processing, assembling, selling, marketing, distributing and supplying, among other things, thermal management, packaging, and structural components for the electronics industry ("LEC Products");

         Whereas, DHB is the sole owner of all of the issued and outstanding capital stock of LEC, and of DHB K.K., a Japanese corporation ("DHB KK");

         Whereas, DHB KK sells, markets, distributes and supplies LEC Products in Japan, and, pursuant to a separate asset purchase agreement (the "Japanese Purchase Agreement") being executed simultaneously herewith, certain assets of such business activities are being sold by DHB to Buyer or an affiliate thereof;

         Whereas, LEC wishes to transfer, sell, convey, assign and deliver to Buyer, and Buyer desires to acquire and accept from LEC substantially all of the assets used by LEC in the conduct of the LEC Business upon the terms and subject to the conditions hereinafter set forth.

         Now, Therefore, in consideration of the promises, the mutual covenants and agreements contained herein, and other good and valuable considerations, the parties hereto agree as follows:

                                    Article I
                                Purchase And Sale

         1.1  Assets  Sold.  Effective  as of the  Closing  Date (as  defined in
Section 2.1 hereof) and subject to the terms and conditions herein set forth, LEC shall sell, convey, assign, transfer and deliver to Buyer and Buyer shall purchase from LEC substantially all the assets of LEC (the "Assets"). Subject to
Section 1.2 hereof, the Assets shall include, without limitation, the following:

          (a) all right and interests of LEC under a lease (the "Facility Lease") having a primary term that expires on March 30, 2001, with respect to approximately 19,600 square foot office and manufacturing facility located at 1300 Marrows Road, Newark, Delaware, as more particularly described on Schedule 1.1(a) hereto (the "Leased Facility");

         (b) all rights and interests of LEC, if any, in lands or real property of others used principally in the normal operation and conduct of the LEC
Business  (the  "Associated  Rights"),   including,   without  limitation,   all
contracts, easements, rights-of-way, permits, licenses and leases and other similar rights related to equipment, power and communications cables, and other related property and equipment used principally in the normal operation and conduct of the LEC Business;
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         (c) all rights and interests of LEC in and to the equipment, furniture, furnishings, fixtures, machinery, vehicles, tools, spare parts, computers and other tangible personal property used principally in the normal operation and conduct of the LEC Business (A) that are located at the Leased Facility, and (B) that are located elsewhere and are specifically listed on Schedule 1.1(c) hereto (collectively, the "Equipment") and all warranties and guarantees, if any, express or implied, existing for the benefit of LEC in connection with the Equipment to the extent assignable;

         (d)      all Contracts (as defined in Section 5.1(j) hereof);

         (e) all (i) customer lists, customer credit information, customer payment histories and credit limits, vendor lists, catalogs, (ii) research material, technical information, marketing information, technology, know-how, quality control data, specifications, designs, and drawings that are used in (or are under development for use in) the LEC Business, and (iii) all sales promotional literature and advertising materials used for the marketing and promotion of the LEC Business;

         (f) all rights and interests of LEC under (i) the license arrangement between LEC and Advanced Materials Lanxide LLC, as successor to Lanxide Corporation (the "LEC License") more particularly described on Schedule 1.1(f) hereto, and (ii) the distribution agreement, dated as of June 10, 1994, by and between Lanxide Electronic Components, L.P., and Lanxide K.K.. as amended by an agreement, dated May 29, 1998, by and between Lanxide K.K. and LEC, as successor to Lanxide Electronic Components, L.P., by which DHB KK sells LEC Products in Japan (the "DHB KK Agreement");

         (g)      the "Lanxide"(R)trademark described on Schedule 1.1(g) hereto;
                                                         ---------------
         (h) any other trade names, trademarks, trademark registrations or trademark applications, brand names, service marks, company names, copyrights, copyright applications or copyright registrations or any derivative thereof or design used in connection therewith that are used in and are applicable to the LEC Business;

         (i) all patents, patent applications, patent licenses, trade secrets, software, designs and recipes of products, general intangibles, and the like that are owned by or in the possession of LEC and are used in the LEC Business (all the items referred to in this Section 1.1(i), together with the items referred to in clauses (ii) and (iii) of Section 1.1(e), Section 1.1(f), Section 1.1(g), and Section 1.1(h), collectively, the "Intellectual Property");

         (j) all of LEC's inventory used or useable in the LEC Business, including, but not limited to, raw materials, equipment, and other related merchandise and finished goods inventory, as at the Closing Date (collectively, the "Inventory");

          (k) all licenses, permits or franchises issued by any (domestic or foreign) federal, state, provincial or municipal authority relating to the development, use, maintenance or occupancy of the Leased Facility or any other Asset or the LEC Business, including, without limitation, all environmental permits, to the extent that such licenses, permits or franchises relate to the operation and conduct of the LEC Business and are transferable (collectively, the "Government Permits");

         (l) except for the $222,187.00 receivable due from American Competitive Institute with respect to Invoice #34 dated 15 December 1999 (the "ACI Receivable"), all of LEC's accounts receivable due from third parties as of the Closing Date, as reflected in its regular accounts receivable ledger, a copy of such Closing Date, ledger is attached hereto as Schedule 1.1(l) (the "Accounts Receivable"); and

         (m) such other specific assets of LEC as may be more particularly described in Schedule 1.1(m) attached hereto.

         1.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, the Assets shall not include (a) any of LEC's assets as of the Closing Date which constitute insurance policies (copies of which are being provided to Buyer simultaneously herewith), tax refunds and cash or cash equivalents, (b) any and all causes of action of LEC against third parties for loss, damage or the like, (c) LEC's corporate books and records (copies of which are being provided to Buyer simultaneously herewith), and (d) the ACI Receivable and those other assets described in Schedule 1.2(a) attached hereto (collectively, the "Excluded Assets").

         1.3 Purchase Price. The aggregate consideration which Buyer agrees to pay for the Assets shall be Four Million US Dollars ($4,000,000) (the "Purchase Price"), which Purchase Price shall be payable at the Closing (as defined in
Section 2.1 hereof) of the transactions contemplated herein and shall be allocated as provided in Section 1.6 below, plus $125,000 for application, to the extent required by Section 3.5(a)(ii) hereof, by LEC against "accrued expenses and other current liabilities" (referred to in the Audited Balance Sheet referred to in Section 5.1(c) below).

         1.4 Payment of the Purchase Price. Buyer shall pay (a) $141,216.95, plus any required accrued interest from the date hereof to Delaware Economic Development Authority (which payment LEC hereby authorizes, directs and acknowledges) and (b) the balance of the Purchase Price to LEC in immediately available funds in cash or by certified check, bank check or wire transfer at the Closing.

         1.5 Rent, etc., Pro-ration. Rent, including both Base Rent and any Additional Rent (as defined in the Facility Lease), under the Facility Lease for the then current period and electric, water and sewer charges shall be pro-rated as of the Closing Date, and the full value shall be adjusted; the net amounts thereof shall be added to, or deducted from, as the case may be, the total Purchase Price payable by Buyer to LEC at the Closing.

         1.6 Allocation of Purchase Price Among Specific Assets. The Purchase Price shall be allocated among the specific Assets acquired herein in accordance with Schedule 1.6 attached hereto, which Schedule shall be prepared by Buyer in good faith in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. LEC and Buyer each hereby covenant and agree that Schedule 1.6 will provide the basis for each party's Form 8694 to be filed with the Internal Revenue Service and that neither LEC nor Buyer will take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of such Form or this Section 1.6.

         1.7 Assumption of Certain Liabilities of LEC. (a) Effective as of the Closing Date and subject to the terms and conditions herein set forth, Buyer agrees to assume and pay, perform and discharge, when due, only the following specific debts, liabilities and obligations of LEC (collectively, the "Assumed Liabilities"):

(i) all obligations arising after the Closing under those of the Contracts expressly assigned to and assumed by Buyer hereunder at the Closing;

(ii) all obligations arising after the Closing under purchase orders accepted by LEC in the ordinary course of business that are not filled as of the Closing;

(iii) all obligations and liabilities, of every kind and nature, without limitation, to the extent arising out of, in connection with or related to the ownership, operation or use of the Assets or the LEC Business after the Closing;

(iv) all obligations and liabilities (contingent or otherwise) of LEC arising out of any claim, litigation or proceeding based upon LEC Product sold or service provided by Buyer after the Closing;

(v) trade and other accounts payable of LEC incurred in the ordinary course of business and specifically identified on Schedule 1.7(a)(v) attached hereto; and

(vi) the liabilities, if any, of LEC identified on Schedule 1.7(a)(vii) attached hereto.

         (b) In no event, however, shall Buyer assume or incur any other liability or obligation under this Section 1.7 or otherwise in respect of any of the following:

(i) any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by LEC, or alleged to have been made by LEC, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of LEC on or prior to the Closing Date, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damage, lost revenue or income; or

(ii) any federal, state or local income or other tax (A) payable with respect to the business, assets, properties or operations of LEC or any member of any affiliated group of LEC, which, either individually or collectively, were members for any period prior to the Closing Date, or
         (B) incident to or arising as a consequence of the negotiation or consummation by LEC or any member of any affiliated group of which LEC is a member, either individually or collectively, of this Agreement and the transactions contemplated hereby; or

(iii)    any  liability  or  obligation  relating,  in any way, to the  Excluded
         Assets; or

(iv) any liability or obligation arising on, prior to or as a result of the Closing to any employees, agents or independent contractors of LEC, including, but not limited to, any accrued vacation, severance (other than any severance payments that may arise as a result of termination of employees of DHB KK in Japan) or WARN act obligations, whether or not employed by Buyer after the Closing, or under any benefit arrangement with respect thereto; or

(v) any amounts necessary to cure defaults by LEC under the Facility Lease or any other Contract which occurred prior to or as a result of the Closing; or

(vi) any liabilities or obligations arising out of or relating to LEC's violation of or liability under Environmental Laws (as defined in Section 5.1(m)(i)) on or prior to the Closing Date; or

(vii) any liabilities or obligations arising, directly or indirectly, from the use, generation, manufacture, processing, distribution, treatment, collection, presence or suspected presence, production, accumulation, storage, disposal, transport, handling, emission, discharge, release or threatened release of "hazardous substances" (within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.), as amended, including gasoline, fuel oil and petroleum ("Hazardous Substances")) from, on or under the Leased Facility or the Associated Rights properties, on or prior to the Closing Date; or

(viii) any liabilities or obligations arising, directly or indirectly, from the use, generation, manufacture, processing, distribution, treatment, collection, presence or suspected presence, production, accumulation, storage, disposal, transport, handling, emission, discharge, release or threatened release of Hazardous Substances by LEC on or prior to the Closing Date; or

(ix) any other liability or obligation, of any kind or nature, without limitation, arising out of, in connection with or related to the Facility Lease, the Associated Rights properties, or the ownership, operation or use of the Assets or the LEC Business on or prior to the Closing; or

(x) except if and to the extent expressly assumed in writing by Buyer at the Closing in accordance with Section 1.7(a)(v) hereof, any trade or accounts payable of LEC arising on or prior to the Closing.

         1.8 Collection of Accounts Receivable. LEC hereby agrees that all checks remitted to, and any other amounts received by, LEC with respect to the Accounts Receivable shall be the property of Buyer and, until further notice by Buyer, shall be delivered to an employee of Buyer at the Leased Facility on a daily basis. All such checks shall be endorsed by LEC for deposit by Buyer. LEC hereby grants to Buyer an irrevocable power of attorney to endorse and deposit such checks in Buyer's account. LEC shall advise account debtors in writing to remit amounts payable under the Accounts Receivable directly to Buyer and to make checks therefor payable to Buyer.

                                   Article II
              Closing, Items to be Delivered, Third Party Consents,
                      Change in Name and Further Assurances

         2.1 Closing. The closing of the sale and purchase of the Assets (the "Closing") shall take place at 10:00 a.m., local time, on March 10, 2000, at the offices of Phillips Nizer Benjamin Krim & Ballon LLP, 666 Fifth Avenue, New York, New York, or on such other date or place as may be mutually agreed upon in writing by Buyer and LEC (the "Closing Date").

2.2 LEC's Closing Procedure. At the Closing, LEC or DHB, as the case may be, shall deliver to Buyer the following:

         (a) an executed Bill of Sale from LEC for its Inventory in substantially the form and substance of Exhibit 2.2(a) hereto, which Bill of Sale shall provide that the Inventory is delivered, as is and where is, by LEC and accepted by Buyer;

         (b)  an  executed   Bill  of  Sale  from  LEC  for  its  Equipment  not
constituting real property in substantially the form and substance of Exhibit 2.2(b) hereto:

         (c) an executed Bill of Sale and Assignment for the Accounts Receivable from LEC in substantially the form and substance of Exhibit 2.2(c) hereto;

         (d) an executed Assignment for the Intellectual Property from LEC in substantially the form and substance of Exhibit 2.2(d) hereto;

         (e)  possession of all of the Assets as they exist on the Closing Date;

         (f) to the extent available on the Closing Date, such executed documents as may be required by the relevant jurisdictions to change LEC's name to another name bearing no similarity to "Lanxide Electronic Components, Inc." or "Lanxide", including, but not limited to, a name change amendment with the Secretary of State, or other appropriate governmental authority, of the jurisdiction in which LEC is organized and an appropriate name change notice for each jurisdiction where LEC is qualified to do business (all such documents to be filed as soon as practical, but in no event more than thirty (30) days, after the Closing Date);

         (g) the written consent of the Prime Landlord (as defined in the Facility Lease) to the assignment of the Facility Lease from LEC to Buyer;

         (h) the written consent of Advanced Materials Lanxide LLC to the assignment of LEC License and, if necessary or appropriate, the DHB KK Agreement to Buyer;

         (i)      the executed Japanese Purchase Agreement;

         (j) letters signed by Seller to each of Seller's customers advising of, among other things, the sale of the LEC Business in substantially the form and substance of Exhibit 2.2(j) hereto; and

         (k) such other and further documents and instruments as may be reasonably necessary or proper to effectuate or evidence the sale, purchase and conveyance of all of the Assets to Buyer as contemplated by this Agreement.

         2.3 Buyer's Closing Procedure. At the Closing, Buyer shall deliver to LEC each of the following:

         (a) the Purchase Price in accordance with the provisions of this Agreement for the Assets purchased hereunder;

         (b) such other and further documents as may be reasonably necessary or proper to effectuate or evidence the sale, purchase and conveyance of all of the Assets to Buyer as contemplated by this Agreement.

         2.4 Further Assurances. LEC and DHB from time to time after the Closing, at Buyer's request, will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, the Assets, or to better enable Buyer to complete, perform or discharge any of the liabilities or obligations assumed by Buyer at the Closing pursuant to Section 1.8 hereof. Each of the parties hereto will cooperate with the other and will take such other actions and execute and deliver such other documents, certifications and further assurances as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.


                                   Article III
                  Conditions Precedent to Obligations of Buyer

         The obligations of Buyer to consummate the transactions herein contemplated are subject to the satisfaction on or prior to the Closing Date of the following conditions (any of which may be waived in writing by Buyer), and if Buyer and LEC shall not consummate the transactions herein contemplated by reason of the failure of such conditions to have been satisfied, then Buyer shall have no liability to LEC or DHB.

3.1 Resolutions. (a) LEC shall have furnished Buyer with certified copies of resolutions duly adopted by the Board of Directors of LEC (i) approving the execution and delivery of this Agreement and all other agreements contemplated hereby; and (ii) authorizing and approving the conveyance and transfer by LEC of the Assets and Lanxide name, in accordance with the terms hereof.

(b) DHB shall have furnished Buyer with certified copies of resolutions duly adopted by the Board of Directors of DHB KK authorizing and approving the Japanese Purchase Agreement and the conveyance and transfer by DHB KK of the DHB KK Agreement, in accordance with the terms of the Japanese Purchase Agreement.

         (c) DHB shall have furnished Buyer with certified copies of resolutions duly adopted by the Board of Directors of DHB, in its capacity as sole shareholder of LEC and DHB KK, authorizing and approving the conveyance and transfer by LEC of the Assets and the Lanxide name and DHB KK Agreement, in accordance with the terms hereof.

         3.2 Truth of Representations and Warranties. The representations and warranties of LEC contained in this Agreement, and the Schedules hereto, or in any list, certificate or document delivered by LEC or DHB to Buyer pursuant to the provisions hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent changes are expressly contemplated by this Agreement.

         3.3 Consents. All consents to assignments of material contracts, leases or other documents relating to the Assets and all other consents to the consummation of the transactions contemplated herein, which are required in order to prevent this transaction from constituting a breach of, or a default under the terms of, or causing a termination of, any material agreement to which LEC is a party or is bound, shall have been obtained by LEC.

         3.4 Approval of Counsel. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by counsel for Buyer in the exercise of its reasonable judgment. LEC shall also have delivered to Buyer such other documents, instruments, certifications and further assurances as such counsel for Buyer may reasonably require.

         3.5 Additional Conditions. The closing of the proposed transactions is subject to the following additional conditions:

         (a) payment in full as of the Closing Date of (i) all outstanding trade payables of vendors providing goods and/or services to LEC, except to the extent such trade payables are expressly assumed by Buyer as provided is Section 1.7(a)(v) above, and (ii) all "accrued expenses and other current liabilities" (referred to in the Audited Balance Sheet) that are related to or arise in conjunction with the operation of the LEC Business, including, but not limited to, obligations to third-party vendors, toll manufacturers, employee compensation and benefits, withholding and other taxes, and services and utilities provided to LEC and DHB KK;

         (b) receipt of (i) copies of all liability insurance policies, including workers' compensation insurance, in effect at any time prior to the Closing Date, and (ii) certificates of insurance or other adequate written evidence that all insurance policies of LEC are in force on the Closing Date;

         (c) receipt of certificates of insurance or other adequate written evidence that all of the medical, life and disability insurance policies for employees of LEC are in force on the Closing Date;

         (d) receipt of evidence that all withholding and other employee related federal, state and local taxes have been paid;

         (e) acceptance by each of the executive officers and employees of LEC and DHB KK identified by Buyer prior to the Closing of employment with Buyer; and

         (f) payment by LEC on or before the Closing Date of (i) all payroll obligations, (ii) all accrued, but untaken or otherwise uncompensated, vacation, and (iii) all other employee entitlements accruing to LEC's employees through the Closing Date.

                                   Article IV
                 Conditions Precedent to the Obligations of LEC

         All obligations of LEC under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

         4.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Buyer contained in this Agreement, and the Schedules hereto, or in any list, certificate or document delivered by Buyer to LEC or DHB pursuant to the provisions hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent changes are expressly contemplated by this Agreement.

         4.2 Resolutions. Buyer shall have furnished LEC with certified copies of resolutions duly adopted by the Board of Directors of Buyer approving the execution and delivery of this Agreement and all other agreements contemplated hereby.

         4.3 Compliance with this Agreement. Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

         4.4 Approval of Counsel. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by counsel for LEC in the exercise of their reasonable judgment. Buyer shall also have delivered to LEC such other documents, instruments, certifications and further assurances as such counsel for LEC may reasonably require.

                                    Article V
                         Representations and Warranties

         5.1 Representations and Warranties of LEC. LEC represents and warrants to Buyer that, except as set forth on Schedule 5.1 attached hereto (each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder):

         (a) Corporate Existence. LEC is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. LEC is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where its conduct of the LEC Business requires it to be so qualified, all of which jurisdictions are listed on Schedule 5.1(a).

         (b) Corporate Power; Authorization; Enforceable Obligations. LEC has the power (corporate or otherwise), authority and legal right to execute, deliver and perform this Agreement, and the other agreements, documents and instruments required to be delivered by LEC in accordance with the provisions hereof (collectively, "LEC's Documents"). The execution, delivery and performance of this Agreement and each of LEC's Documents by LEC has been duly authorized by all necessary corporate and shareholder action. This Agreement has been duly executed and delivered by LEC's duly authorized officers, and this Agreement constitutes, and LEC's Documents when executed and delivered will constitute, the legal, valid and binding obligations of LEC, enforceable against LEC in accordance with their respective terms.

         (c) Financial Statements. LEC has delivered to Buyer true and complete copies of audited balance sheet of LEC and DHB KK at December 31, 1999, and related statements of income and cash flow for the periods then ended, all of which have been prepared in accordance with generally accepted accounting principles consistently applied through the periods involved (the "Audited Balance Sheet"). The Audited Balance Sheet, including the related notes, fairly presents the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of LEC and DHB KK at the date indicated and such statements of income, cash flow and changes in shareholder's equity fairly present the results of operations, cash flow and changes in shareholder's equity of LEC and DHB KK for the periods indicated. The Audited Balance Sheet contains all adjustments, which are solely of a normal recurring nature, necessary to present fairly the consolidated financial position of LEC and DHB KK for the periods then ended. The Audited Balance Sheet specifically identities the assets and liabilities which, if the Closing had been held on the date of the Audited Balance Sheet, would have been transferred to and assumed by Buyer in accordance herewith.

         (d) Accounts Receivable. The Accounts Receivable arising from the LEC Business as set forth on the Audited Balance Sheet or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; to the knowledge of LEC, are not subject to valid defenses, set-offs or counterclaims; and LEC believes, based in part on past experience, are collectible within 60 days with respect to domestic Accounts Receivable and 90 days with respect to international Accounts Receivable after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the Audited Balance Sheet, the reserves therefor shown on the Audited Balance Sheet. The allowances for collection losses on the Audited Balance Sheet have been determined in accordance with generally accepted accounting principles consistent with past practice.

         (e) Inventory. Substantially all Inventory of LEC used in the conduct of the LEC Business, including without limitation raw materials, work-in process and finished goods, reflected on the Audited Balance Sheet or acquired since the date thereof (i) has been maintained in the ordinary course of the LEC Business;
(ii) is of good and merchantable quality; (iii) consists substantially of a quality, quantity and condition usable or saleable in the ordinary course of the LEC Business; (iv) is valued at reasonable amounts based on the ordinary course of business of LEC during the past twelve (12) months; and (v) is not subject to any write-down or write-off in excess of applicable reserves. LEC is not under any material liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers.

         (f) Books of Account. The books, records and accounts of LEC maintained with respect to the LEC Business accurately and fairly reflect, in reasonable detail, the operations and the assets and liabilities of LEC with respect to the LEC Business. LEC has not engaged in any transaction with respect to the LEC Business, maintained any bank account for the LEC Business or used any of the funds of LEC in the conduct of the LEC Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the LEC Business.

         (g) Existing Condition. With respect to the LEC Business, since the date of the Audited Balance Sheet, LEC has not:

(i) other than the restructuring of certain debt to The Bank of New York or with the prior written consent of Buyer (A) incurred any liabilities which in the aggregate exceed $5,000, other than in the ordinary course of business consistent with past practice, or (B) discharged or satisfied any lien or encumbrance, or (C) paid any material liabilities which in the aggregate exceed $5,000, other than in the ordinary course of business consistent with past practice, or (D) failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of the Assets;

(ii) other than with the prior written consent of Buyer, sold, encumbered, assigned or transferred any assets or properties which would have been included in the Assets if the Closing had been held on the date of the Audited Balance Sheet or on any date since then, except for the sale of inventory in the ordinary course of business consistent with past practice;

(iii) other than the restructuring of certain debt to The Bank of New York or with the prior written consent of Buyer, created, incurred, assumed or guaranteed any indebtedness for money borrowed in excess of $5,000, or mortgaged, pledged or subjected any of the Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for the items set forth on
         Schedule 5.1(g)(iii) attached hereto;

(iv) other than with the prior written consent of Buyer, made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

(v) suffered any damage, destruction or loss, whether or not covered by insurance, (A) materially and adversely affecting business, operations, assets properties or prospects of LEC, or (B) of any item or items carried on books of account of LEC individually or in the aggregate at more than $15,000 or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

(vi) suffered any material adverse change in the business, operations, assets, properties, prospects or condition (financial or otherwise) of LEC not previously disclosed to Buyer;

(vii) received notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on business, operations, assets, properties or prospects of LEC;

(viii) other than with the prior written consent of Buyer, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any employee of LEC or made any increase in, or any addition to, other benefits to which any such employee may be entitled;

(ix) other than with the prior written consent of Buyer, changed any of the accounting principles followed by LEC or the methods of applying such principles; or

(x) other than with the prior written consent of Buyer, entered into any transaction having a projected economic value in excess of $5,000, other than in the ordinary course of business consistent with past practice.

         (h) Condition of Fixed Assets. All buildings, structures, facilities, equipment and other material items constituting Fixed Assets are as of the Closing Date in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations, and Authorizations relating to their construction, use and operation. No person other than LEC owns any equipment or other tangible assets or properties situated on the premises of LEC or necessary to the operation of the business of LEC, except for leased items disclosed in Schedule 5.1(h) hereto and for items of immaterial value.

         (i) Insurance. The assets, properties and operations of LEC are insured under various policies of general liability and other forms of insurance, all of which are described in Schedule 5.1(i), which discloses for each policy the risks insured against, coverage limits, deductible amounts, all outstanding claims thereunder, and whether the terms of such policy provide for retrospective premium adjustments. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or, to LEC's knowledge, event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such policies are in amounts which are adequate in relation to the business and assets of LEC and all premiums to date have been paid in full.

         (j) Contracts and Commitments.

(i) The agreements listed on Schedule 5.1(j) constitute all agreements to which LEC is a party that are material to the LEC Business as currently conducted, including, without limitation, agreements with sales representatives and distributors, and including each amendment, modification, renewal or extension or other material ancillary document pertaining thereto (collectively, the "Contracts"). LEC has previously delivered or made available to Buyer correct and complete copies of each of the Contracts.

(ii) Each of the Contracts is a legal, valid and binding agreement enforceable by and against LEC in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally) and is in full force and effect as of the Closing Date. LEC has not received notice of cancellation or termination (written or otherwise) under any option or right reserved to the other party to any Contract or any notice of default (written or otherwise) under any Contract. Except as otherwise disclosed on Schedule 5.1(j), neither LEC nor, to the knowledge of LEC, any other party is in breach or default of any Contract that would cause a material adverse effect on the LEC Business and, to the knowledge of LEC, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under any Contract that would cause a material adverse effect on the LEC Business. Except as separately identified in Schedule 5.1.10, no approval or consent of any person is needed in order that the Contracts continue in full force and effect following their assignment to Buyer. Furthermore, no Contract, in the reasonable opinion of LEC, contains any contractual requirement with which there is a reasonable likelihood LEC or any other party thereto will be unable to comply.

         (k)      Employees and Related Matters.
                  -----------------------------

(i) Schedule 5.1(k) contains a complete list of all employee benefit plans, whether formal or informal, whether or not set forth in writing, and whether covering one person or more than one person, sponsored or maintained by LEC. For the purposes hereof, the term "employee benefit plan" includes all plans, funds, programs, policies, arrangements, practices, customs and understandings providing benefits of economic value to any employee, former employee, or present or former beneficiary, dependent or assignee of any such employee or former employee other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid. Without limitation, the term "employee benefit plan" also includes all employee welfare benefit plans within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all employee pension benefit plans within the meaning of section 3(2) of ERISA. Each employee benefit plan providing benefits which are funded through a policy of insurance is indicated by the word "insured" placed by the listing of such employee benefit plan in Schedule 5.1(k). Neither LEC nor any ERISA Affiliate (within the meaning of ERISA) is a contributing employer to a multi-employer employee benefit plan as defined in Section 3(37) of ERISA. With respect to employee benefit plans subject to Title IV of ERISA, LEC has made full and timely payment of all contributions required under the terms of each such employee benefit plan and Section 412(m) of the Code and Section 203(3) of ERISA, and no accumulated funding deficiency (as defined in Section 412 of the Code and Section 302 of ERISA) exists with respect to any such plan.

(ii) LEC has no obligation to provide medical, life insurance, disability or other benefits to its or any of its predecessors retired employees formerly engaged in the LEC Business.

(iii)    There are no collective bargaining agreements to which LEC is a party.

(iv) Upon execution of this Agreement, other than as expressly contemplated hereby, Buyer shall have no liability to any person with respect to any present or former employee of LEC, including any liability under any employee benefit or pension plan of LEC or its predecessors or affiliates. Buyer shall have no responsibility to or for, and LEC shall be solely responsible to and for, employees and former employees of LEC or its predecessors or affiliates whom Buyer does not employ. LEC shall be responsible for all claims and liabilities arising out of actions or events occurring prior to the Closing with respect to any present or former employee of LEC, whether filed or asserted prior to or after the Closing.

         (l) Intellectual Property Matters. LEC in the conduct of the LEC Business did not and does not utilize any items of Intellectual Property except for those listed on Schedule 5.1(l), all of which are owned or validly licensed by LEC. To its best knowledge, LEC does not infringe upon or unlawfully or wrongfully use any patent, trademark, trade name, service mark, copyright or trade secret owned or claimed by another. To its knowledge, LEC is not in default under, and has not received any notice of any claim of infringement or any other claim or processing relating to any such patent, trademark, trade name, service mark, copyright or trade secret. Except as disclosed on Schedule 5.1(l), to LEC's best knowledge, no present or former employee of LEC owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trademark, trade name, service mark or copyright, or in any application therefor, or in any trade secret, which LEC owns, possesses or uses in the LEC Business as now or heretofore conducted; and no other person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trademark, trade name, service mark or copyright, or in any application therefor, or in any trade secret, which LEC owns and uses in the LEC Business as now or heretofore conducted. Schedule 5.1(l) lists all confidentiality or non-disclosure agreements to which LEC or any of LEC's employees engaged in the LEC Business is a party which relates to the LEC Business.

         (m)      Environmental Matters.


(i) Except as set forth in Schedule 5.1(m), LEC has obtained, and now maintains in full force and effect, all permits, licenses and other authorizations which, to its knowledge after appropriate investigation and inquiry, are required in connection with the conduct of the LEC Business under federal, state and local laws, statutes, ordinances or regulations relating to pollution or protection of the environment, including those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances (collectively, "Environmental Laws").

(ii) Except as set forth in Schedule 5.1(m), the Leased Facility, the Associated Rights properties and the LEC Business comply in all material respects with all Environmental Laws and all terms and conditions of permits, licenses, authorizations, limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(iii) Except as set forth in Schedule 5.1(m), LEC is not aware of, nor has LEC received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding or order relating in any way to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance.

(iv) Except as set forth in Schedule 5.1(m), there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or, to LEC's knowledge, threatened in connection with the Leased Facility, any Associated Rights property or the conduct of the LEC Business relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(v) LEC has provided to Buyer all information in the possession or control of LEC, its parent and affiliates relating to (a) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, emission, discharge, release or threatened release of Hazardous Substances relating to, resulting from, caused by or arising out of the operation of the LEC Business; (b) environmental, health and safety permits, licenses and other authorizations, including all applications therefor, relating to the LEC Business; (c) inspections, investigations, legal actions, administrative proceedings, suits or other actions instituted by any federal, state or local governmental authority under any Environmental Law with respect to the LEC Business, the Leased Facility or any Associated Rights property; and

(vi)     LEC  agrees  to  cooperate  with  Buyer  in  connection   with  Buyer's
         application for the transfer, renewal or issuance of any required permits, licenses, approvals or other authorizations or to satisfy regulatory requirements applicable to the LEC Business.

(vii) The environmental representations and warranties set forth in this Section 5.1(m) shall survive the Closing.

         (n)      Title to Assets; Absence of Liens and Encumbrances.

(i) Real Property Defined. All real property (including, without limitation, all interests in and rights to real property) and improvements located thereon which are leased by LEC and/or used in connection with the LEC Business (including any Associated Rights) or included in the Assets are listed on Schedule 5.1(n) (the "Real Property").

(ii)     Owned Real Property. LEC owns no Real Property.

(iii) Leased Real Property. With respect to the Real Property that is leased by LEC:

         (A) LEC shall deliver to Buyer at the Closing a true and complete copy of the Facility Lease and of every other lease and sublease to which it is a tenant or subtenant (each a "Lease", and, collectively, the "Leases");

         (B) each Lease is, and at Closing shall be, in full force and effect and has not been assigned, modified, supplemented or amended except as listed on Schedule 5.1(n), and neither LEC nor the landlord or sublandlord under any Lease is in default, and no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Lease to terminate such Lease; and

         (C) except as and to the extent Buyer elects not to assume any Lease, at Closing LEC shall assign to Buyer all right, title and interest of LEC in and to all Leases (and shall deliver to Buyer original signed consents required for such assignments).

(iv) LEC has good and marketable title to all of the personal property, including the Assets, tangible or intangible, purported to be owned, licensed, leased or otherwise used by it in conjunction with the LEC Business, free and clear of all liens, security interests, encumbrances and other claims.

         (o) Availability of Documents. LEC has made available to Buyer copies of all documents, including, without limitation, all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings, authorizations, permits, licenses, patents, trademarks, trade names, service marks, copyrights and applications therefor listed in Schedule 5.1(o) hereto or referred to herein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

         (p) Capital Stock; Subsidiaries. All of the issued and outstanding capital stock of LEC (common and preferred) is owned by DHB, and such shares have been and are validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive or other right of shareholders. All of the outstanding shares of capital stock are owned free and clear of any lien, pledge, claim, liability, encumbrance or other restriction. There is no existing option, warrant, right, call or commitment of any character relating to the unissued capital stock of LEC. LEC has no subsidiary or any ownership interest in any other business organization or entity.

         (q) No Approvals or Notices Required; No Conflict with Instruments to Which LEC is a Party. The Execution, delivery and performance of this Agreement and LEC's Documents by LEC and the consummation by LEC of the transactions contemplated hereby and thereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under, any provision of any applicable law, rule or regulation, court order, judgment or decree applicable to LEC; and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of LEC under, or result in the creation of a lien, charge or encumbrance upon a portion of the properties, assets or business of the LEC Business pursuant to, the charter or by-laws of LEC, or any indenture, mortgage, deed of trust, lease licensing agreement, contract, instrument or other agreement to which LEC is a party or by which LEC or any of the Assets is bound.

         (r) Governmental Licenses and Permits. Set forth on Schedule 5.1(r) are all (domestic and foreign) licenses, permits or franchises issued by any federal, state, provincial or municipal authority relating to the development, use, maintenance or occupancy of LEC facilities, wherever located, or any Asset. Such licenses, permits and franchises constitute all those necessary for the operation and conduct of the LEC Business as it is currently operated and conducted.

         (s) All Necessary Assets. The Assets, together with the rights under the Contracts, expressly including without limiting the generality of the foregoing, the LEC License and the DHB KK Agreement, constitute all property and other rights necessary to enable Buyer to operate and conduct the LEC Business in substantially the same manner as it is being operated and conducted on the date of this Agreement.

         (t) Conduct of Business in Compliance with Regulatory and Contractual Requirements. To its knowledge, LEC is operating and conducting the LEC Business in compliance with all applicable (domestic and foreign) laws, ordinances, rules, regulations, rights of concession, licenses, know-how or other proprietary rights of others, except to the extent failure to so comply would not materially adversely affect the LEC Business.

         (u) Legal Proceedings. There is no (domestic or foreign) litigation, proceeding, claim, grievance, arbitration, investigation, or other action to which LEC is a party that is pending, or to the knowledge of LEC, threatened, that relates in any way to the Assets, to the operation or conduct of the LEC Business, or to the transactions contemplated by this Agreement.

         5.2 Representations and Warranties of Buyer. Buyer represents and warrants to LEC as follows:

         (a) Legal Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) Power and Authorization. Buyer has the power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

         (c) Validity of Contemplated Transactions, etc. With respect to Buyer, except for such governmental consents or other approvals as Buyer shall obtain prior to Closing, including the expiration of any applicable waiting periods with respect thereto, the execution, delivery and performance of this Agreement by it does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (i) any existing law, ordinance, or governmental rule or regulation to which it is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to it, (iii) the charter documents or by-laws of Buyer, or any securities issued by, it, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which it is a party or by which it is otherwise bound. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by it.

                                   Article VI
                                  Other Matters

         6.1 Sales, Transfer and Documentary Taxes, etc. (a) To the extent that a purchaser of assets would, under business practice in the applicable jurisdiction, normally pay any federal, state and local sales, documentary and other transfer taxes, Buyer shall pay such taxes due as a result of the purchase, sale or transfer of the Assets in accordance herewith whether imposed by law on LEC or Buyer; and Buyer shall indemnify, reimburse and hold harmless LEC in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

         (b) To the extent that a seller of assets would, under business practice in the applicable jurisdiction, normally pay any federal, state and local sales, documentary and other transfer taxes, LEC shall pay such taxes due as a result of the purchase, sale or transfer of the Assets in accordance herewith whether imposed by law on LEC or Buyer; and LEC shall indemnify, reimburse and hold harmless Buyer in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

         6.2 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

         6.3 Contents of Agreement; Parties in Interest; etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         6.4 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties, except that Buyer may assign the rights to purchase the Assets to a wholly-owned domestic subsidiary and the rights to purchase the DHB KK Assets to a Japanese affiliate without the prior consent of LEC. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and insure to the benefit of and be enforceable by the successors and assigns of LEC and Buyer.

         6.5 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

         6.6 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telegram or by registered or certified mail, postage prepaid, as follows:

If to Buyer, to:           DMC2 Electronic Components Corporation
                                    P.O. Box 6077
                                    1300 Marrows Road
                                    Newark, Delaware 19714-6077
                  Attention:

With a copy to:   DMC2 Degussa Metals Catalysts Cerdec Corporation
                                    P.O. Box 519
                                    West Wylie Avenue
                                    Washington, Pennsylvania 15301
                  Attention:

If to DHB or LEC, to:      DHB Capital Group, Inc.
                                    555 Westbury Avenue
                                    Carle Place, New York 11514
                      Attention:    David H. Brooks, President

With a copy to:   Monte Engler, Esq.
                                    Phillips Nizer Benjamin Krim & Ballon LLP
                                    666 Fifth Avenue
                                    New York, New York 10103-0084

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

         6.7 Choice of Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

         6.8 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

         6.9 Headings, Gender and "Person". All section headings contained in this Agreement are for convenience of reference only, do no forma part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

         6.10 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         6.11 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent invalid or unenforceable without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         6.12 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

                           [Signature Page is Page 22]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

DMC2 Electronic Components Corporation      Lanxide Electronic Components, Inc.


By:_______________________                  By:___________________________
Name:                                                         Name:
Title:                                                        Title:

DHB Capital Group, Inc.


By:_______________________
Name:
Title: